                                                       Filed Pursuant to
                                                     Rule 424(b)(3) and (c)
                                                 Commission File No. 333-83315

                             PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED AUGUST 5, 1999)

                              THE VIALINK COMPANY

                              1,440,000 SHARES OF
                                  COMMON STOCK

                             ---------------------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 10, 2000

     This prospectus supplement supplements the prospectus dated August 5, 1999 of The viaLink Company relating to the public offering, which is not being underwritten, and sale by several stockholders of viaLink, or by pledgees, donees, transferees or other successors in interest to these selling stockholders, of up to 1,440,000 shares of our common stock. These selling stockholders received these shares upon the exercise of options to purchase shares of our common stock. This supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus except to the extent that information contained in this supplement supersedes the information contained in the prospectus.

     The viaLink Company's prospectus dated August 5, 1999 is hereby supplemented by including viaLink's Current Report on Form 8-K dated April 7, 2000, as filed with the Securities and Exchange Commission on April 10, 2000. This Form 8-K, a copy of which is attached to this prospectus supplement and incorporated by reference, discloses viaLink's announcement that its common stock will begin trading on the Nasdaq National Market under the trading symbol "VLNK" on April 17, 2000.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------


                                    FORM 8-K

                                 CURRENT REPORT
                                   PURSUANT TO
                           SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):      April 7, 2000
                                                 -------------------------------


                               THE VIALINK COMPANY
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                    Delaware
--------------------------------------------------------------------------------
                 (State of Other Jurisdiction of Incorporation)



000-21729                                                             73-1247666
--------------------------------------------------------------------------------
(Commission File Number)                                           (IRS Employer
                                                             Identification No.)



13800 Benson Road, Suite 100, Edmond, Oklahoma                             73013
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                              (Zip Code)


                                 (405) 936-2500
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


                                       N/A
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.       OTHER EVENTS.

         On April 7, we announced that our common stock will begin trading on the Nasdaq National Market under the symbol "VLNK" effective April 17, 2000. A copy of the Press Release dated April 7, 2000 relating to this announcement is attached as Exhibit 99.1 and hereby incorporated by reference.

ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS.

                  (c)      Exhibits.

                               99.1 Press Release dated April 7, 2000 relating to announcement of approval for listing of common stock on the Nasdaq National Market under symbol "VLNK" effective April 17, 2000.

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                THE VIALINK COMPANY



Dated:  April 10, 2000                          By: /s/ J. ANDREW KERNER
                                                   -----------------------------
                                                   J. Andrew Kerner
                                                   Chief Financial Officer

                                 EXHIBIT INDEX


EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT
------            ----------------------
99.1              Press Release dated April 7, 2000 relating to announcement of approval for listing of common stock on the Nasdaq National
                  Market under symbol "VLNK" effective April 17, 2000.

                                                                    EXHIBIT 99.1

                                                                  [VIALINK LOGO]

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACTS:
Andy Kerner                                 Julie Crandall/E.E. Wang
Chief Financial Officer                     Pondel/Wilkinson Group
The viaLink Company                         (310) 207-9300
(972) 934-5504                              investor@pondel.com
akerner@vialink.com


           viaLINK TO LIST ON NASDAQ NATIONAL MARKET AND CHANGE SYMBOL

         EDMOND, OKLAHOMA -- APRIL 7, 2000 -- The viaLink Company (Nasdaq: IQIQ) today announced that it has been approved for listing on the Nasdaq National Market. The company's common stock will begin trading on the Nasdaq National Market on April 17, 2000, under the new symbol "VLNK."

ABOUT THE viaLINK COMPANY

The viaLink Company (Nasdaq: IQIQ) is a leading provider of subscription-based, business-to-business electronic commerce services that enable consumer packaged goods (CPG) and grocery industry participants to efficiently manage their highly complex supply chain information. viaLink's services allow manufacturers, wholesalers, distributors and retailers to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods.


For more information, visit viaLink's website at: www.vialink.com.

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